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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                October 15, 2002


                        LORAL SPACE & COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)

  Islands of Bermuda                  1-14180                     13-3867424
   (State or other                  (Commission                 (IRS Employer
   jurisdiction of                  File Number)               Identification
   incorporation)                                                 Number)

                         c/o Loral SpaceCom Corporation
                   600 Third Avenue, New York, New York 10016
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (212) 697-1105
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Item 5.  Other Events.

         On October 15, 2002, Loral Space & Communications Ltd. ("Loral") completed the exchange offer (the "Exchange Offer") for shares of its 6% Series C Convertible Redeemable Preferred Stock due 2006 (the "Series C Preferred Stock") and its 6% Series D Convertible Redeemable Preferred Stock due 2007 (the "Series D Preferred Stock" and together with the Series C Preferred Stock, the "Preferred Stock") as commenced on August 27, 2002. Pursuant to the terms of the Exchange Offer, Loral delivered 6.54 shares of its common stock, par value $0.01 per share (the "Common Stock"), and $1.92 in cash for each share of Series C Preferred Stock or Series D Preferred Stock validly tendered and accepted for exchange.

         4,338,689 shares of the Series C Preferred Stock and 2,657,553 shares of the Series D Preferred Stock were validly tendered and accepted for exchange in the Exchange Offer. This represented approximately 54% of the shares of Series C Preferred Stock and 78% of the shares of Series D Preferred Stock which had been outstanding prior to the Exchange Offer. After giving effect to the Exchange Offer, there were 3,745,485 shares of Series C Preferred Stock and 734,135 shares of Series D Preferred Stock outstanding. 45,755,415 shares of Common Stock were issued and $13,432,786.59 in cash (including $1.95 to settle fractional share interests) were paid to the holders of the Preferred Stock who tendered into the Exchange Offer. After giving effect to this issuance, there were approximately 424 million shares of Common Stock outstanding as of
October 15, 2002.
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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Loral Space & Communications Ltd.

                                       By: /s/ Janet T. Yeung
                                           -------------------------------------
                                       Name:  Janet T. Yeung
                                       Title: Vice President and Assistant
                                                Secretary

Date: October 15, 2002